                                                                    EXHIBIT 99.1

                    [CITY NATIONAL CORPORATION LETTERHEAD]


CONTACTS
FINANCIAL/INVESTORS
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

MEDIA
Kim George (City National) 213-833-4715

FOR IMMEDIATE RELEASE



               CITY NATIONAL CORPORATION REPORTS NET INCOME UP 8
              PERCENT TO $33.6 MILLION FOR FIRST QUARTER OF 2001


           NONPERFORMING ASSETS DECLINED 14 PERCENT FROM YEAR-END 2000

     SYNDICATED NON-RELATIONSHIP LOANS REDUCED 23 PERCENT FROM YEAR-END 2000


LOS ANGELES, APRIL 17, 2001 -- City National Corporation (NYSE: CYN), parent corporation of wholly owned City National Bank, today reported net income of $33.6 million for the first quarter of 2001, an 8 percent increase from net income of $31.0 million for the first quarter of 2000 and a modest increase from the fourth quarter of 2000. Cash net income, which excludes the amortization of core deposit intangibles and goodwill from acquisitions, increased 11 percent to $37.5 million in the first quarter of 2001 from $33.9 million in the first quarter of 2000.

Net income per diluted common share of $0.69 increased 5 percent, compared with $0.66 per share in the first quarter of 2000 and was up modestly from $0.68 per share in the fourth quarter of 2000 on a slightly higher number of shares outstanding in the first quarter of 2001. Cash net income per diluted common share rose 7 percent to $0.77, compared with $0.72 per diluted common share in the first quarter of 2000 and rose just slightly compared with $0.76 per diluted common share in the fourth quarter of 2000. These results include the integration of Reed, Conner & Birdwell, Inc. ("Reed, Conner & Birdwell") acquired at the end of December 2000 and The Pacific Bank, N.A. ("Pacific Bank"), acquired at the end of February 2000, both in purchase transactions.

"This quarter, City National again generated solid, year-over-year growth in loans and deposits, as well as revenues, noninterest income and net income," said Russell Goldsmith, CEO of City National Corporation. "It is significant that we produced this growth in this quarter, while also reducing our syndicated non-relationship loans and nonperforming assets," he added.

CITY NATIONAL CORPORATION REPORTS NET INCOME UP 8 PERCENT TO $33.6 MILLION FOR FIRST QUARTER OF 2001

"This underlying growth across our business indicates that, even with a few, short-range challenges, California continues to be a diverse and entrepreneurial economy that is growing and presenting real opportunities for City National, both in the near term and the long term."

"We believe City National is well-positioned as California's Premier Private and Business Bank(SM) to continue to produce quality earnings growth through our client-driven, relationship-focused organization and our expanding capabilities to deliver financial solutions," Goldsmith added.

RETURN ON ASSETS/RETURN ON EQUITY

The corporation's return on average assets in the first quarter of 2001 was 1.53 percent, compared with 1.63 percent in the first quarter of 2000 and 1.50 percent in the fourth quarter of 2000. The return on average shareholders' equity declined to 17.81 percent for the first quarter of 2001, compared with
20.85 percent for the prior-year first quarter and 18.29 percent for the fourth quarter of 2000, due primarily to higher equity from increased unrealized securities gains and to the positive mark-to-market valuation of interest rate swaps treated as cash flow hedges.

On a cash basis (which excludes goodwill and the after-tax impact of nonqualifying core deposit intangibles from average assets and average shareholders' equity), the return on average assets in the first quarter of 2001 was 1.74 percent, compared with 1.81 percent in first quarter of 2000 and 1.71 percent for the fourth quarter of 2000. The return on average shareholders' equity on a cash basis declined to 26.21 percent for the first quarter of 2001, compared with 28.31 percent for the prior-year first quarter and 26.75 percent for the fourth quarter of 2000.

Management continues to expect that net income per diluted common share for 2001 will be within a range of approximately 8 percent to 11 percent higher than net income per diluted common share for 2000. These expectations do not reflect the potential positive impact of the tentative decision of the Financial Accounting Standards Board to discontinue goodwill amortization. In the first quarter of 2001, the amortization of goodwill reduced net income per diluted common share by $0.06.

ASSETS

Total average assets reached $8.9 billion in the first quarter of 2001, an increase of 16 percent over the $7.7 billion in average assets for the first quarter of 2000 and an increase of 2 percent over the $8.8 billion in average assets for the fourth quarter of 2000. Total assets at March 31, 2001 were $8.9 billion, compared with $8.4 billion at March 31, 2000 and $9.1 billion at December 31, 2000. The decline from year-end 2000 was due primarily to the effect of seasonally higher deposits at December 31, 2000.

CITY NATIONAL CORPORATION REPORTS NET INCOME UP 8 PERCENT TO $33.6 MILLION FOR FIRST QUARTER OF 2001

LOANS

Average loans rose to $6.5 billion for the first quarter of 2001, an increase of 14 percent over the prior-year first quarter. Average relationship loans increased $1.2 billion, or 22 percent, this quarter over the year-ago quarter. The first quarter of 2001 average balance was $180.8 million higher than the fourth quarter of 2000, or 13 percent on an annualized basis. Conversely and consistent with management's ongoing plan, average syndicated non-relationship loans fell to $174.1 million for the first quarter of 2001, down significantly from both the first quarter, as well as the fourth quarter of 2000.

The increase in average relationship loans over the year-ago quarter was driven primarily by increases in commercial loans and real estate mortgage loans. Compared with the prior-year first quarter, commercial loan averages rose 24 percent to $3.0 billion from $2.4 billion, and real estate mortgage loan average balances rose 33 percent to $1.5 billion from $1.1 billion. The other relationship loan categories also contributed to the increase in average loan growth over the prior-year first quarter. The increase over the year-ago quarter was due in part to the acquisition of Pacific Bank.

Total loans at March 31, 2001 were $6.5 billion, compared with $6.2 billion at March 31, 2000 and $6.5 billion at December 31, 2000. At March 31, 2001, the commercial loan portfolio contained no direct energy-related borrowings. Technology-related borrowings accounted for approximately 1 percent of the commercial loan portfolio.

At March 31, 2001, syndicated non-relationship loans were $148.3 million, or 2.3 percent of the loan portfolio, compared with $191.8 million at December 31, 2000. The $43.5 million reduction in the first quarter of 2001 included the transfer of four performing loans totaling $14.2 million to available-for-sale. During April 2001, three of these loans totaling $9.7 million were sold at the quarter-end carrying value, leaving two performing loans for $13.1 million as available-for-sale. The average outstanding loan balance in the syndicated non-relationship portfolio at March 31, 2001 was $2.9 million, which represents just over half of the average commitment amount.

Management anticipates average relationship loan growth in 2001 will be in the range of 9 percent to 13 percent, reflecting its expectation that the California economy will continue to grow but at a slower pace than experienced in recent years.

DEPOSITS

Average deposits during the first quarter of 2001 were $6.8 billion, an increase of 20 percent over the first quarter of 2000 and marginally less than the seasonally higher level in the fourth quarter of 2000. The increase over the year-ago quarter was due in part to the acquisition of Pacific Bank.

During the first quarter of 2001, average core deposits, which provide a stable source of low cost funding, were $5.1 billion, an increase of 13 percent over the $4.5 billion in the first quarter of

CITY NATIONAL CORPORATION REPORTS NET INCOME UP 8 PERCENT TO $33.6 MILLION FOR FIRST QUARTER OF 2001


2000, and 2 percent lower than the $5.2 billion for the fourth quarter of 2000. Core deposits represented 76 percent of the total average deposit base for the quarter.

Deposits totaled $6.9 billion at March 31, 2001, compared with $6.4 billion at March 31, 2000 and $7.4 billion at December 31, 2000. The decline from year-end 2000 was primarily due to seasonal increases in demand deposits at year-end.

Management expects average deposit growth in 2001, compared with 2000, to be in the range of 8 percent to 12 percent.

NET INTEREST INCOME

Net interest income on a fully taxable-equivalent basis rose 13 percent to $108.1 million in the first quarter of 2001, compared with $95.3 million for the first quarter of 2000. First quarter 2001 net interest income was slightly lower than the $108.7 million for the fourth quarter of 2000. Interest income recovered on nonaccrual and charged-off loans included above was $1.6 million in the first quarter of 2001, compared with $1.1 million for the first quarter a year ago and $0.9 million for the fourth quarter of 2000.

The fully taxable-equivalent net interest margin in the first quarter of 2001 was 5.40 percent, compared with 5.47 percent for the first quarter of 2000 and
5.41 percent for the fourth quarter of 2000. The decrease from a year ago was attributable to an increase in the cost of funds.

Management expects the net interest margin for 2001 to decrease modestly from 2000.

NONINTEREST INCOME

Noninterest income continued its strong, across-the-board growth, increasing 29 percent to $31.3 million in the first quarter of 2001 from $24.2 million in the first quarter of 2000 and 4 percent higher than the $29.9 million for the fourth quarter of 2000.

All categories of recurring noninterest income were higher this quarter compared with the year-ago quarter, reflecting City National's continued emphasis on growing fee income. Trust and investment fee revenue rose through the Reed, Conner & Birdwell acquisition, and an increase in new business within City National Investments (CNI).

Assets under administration totaled $17.9 billion at March 31, 2001, including $6.6 billion under management, compared with $14.9 billion and $4.8 billion, respectively, at March 31, 2000, and $18.0 billion and $6.7 billion at December 31, 2000. Assets under management at March 31, 2001 and December 31, 2000 included $1.1 billion from the purchase of Reed, Conner & Birdwell, which closed on December 29, 2000. The remaining year-over-year increase in assets under management is primarily attributable to increased participation in the CNI Charter Funds.

CITY NATIONAL CORPORATION REPORTS NET INCOME UP 8 PERCENT TO $33.6 MILLION FOR FIRST QUARTER OF 2001

The slight decline in assets under administration from December 31, 2000 reflects recent volatility in the financial markets, which was moderated by additional new business and prudent asset management.

Cash management and deposit transaction charges increased as the result of deposits assumed in the acquisition of Pacific Bank and strong internal growth in deposits attributable to increased sales of cash management products.

International services income rose as a result of an increase in fee income associated with letters of credit and standby letters of credit. However, compared with the fourth quarter of 2000, the level of international services income declined due to lower foreign exchange income as well as seasonal declines relating to the import/export business.

Gains on the sale of assets and securities amounted to $1.7 million for the first quarter of 2001, compared with gains of $0.2 million for the same period a year-earlier and gains of $1.1 million for the fourth quarter of 2000.

Management expects growth in noninterest income to range from 15 percent to 20 percent for 2001.

NONINTEREST EXPENSE

Noninterest expense was $76.6 million in the first quarter of 2001, an increase of 11 percent from $69.1 million for the first quarter of 2000 and an increase of 1 percent from $75.6 million for the fourth quarter of 2000. The increase in expenses this quarter compared with the year-ago quarter was primarily the result of the corporation's growth, including expenses related to the acquisition of Reed Conner & Birdwell and Pacific Bank -- additional offices, new colleagues and the amortization of goodwill and core deposit intangibles. First quarter 2001 noninterest expense also included a non-recurring $0.7 million transactional expense.

The corporation's cash efficiency ratio for the first quarter of 2001 improved to 52.01 percent from 54.90 percent in the first quarter of 2000. The 5 percent improvement is due to increased revenues and tangible results from the corporation's ongoing efforts to improve efficiency and productivity. The cash efficiency ratio for the current quarter rose slightly from the 51.36 percent for the fourth quarter of 2000.

Management currently anticipates that 2001 noninterest expense will increase between 5 percent to 8 percent, excluding the impact of any change in the accounting rules for goodwill amortization.

CITY NATIONAL CORPORATION REPORTS NET INCOME UP 8 PERCENT TO $33.6 MILLION FOR FIRST QUARTER OF 2001

INCOME TAXES

The first quarter 2001 effective tax rate was 35.5 percent, compared with 34.1 percent for all of 2000. The higher tax rate is due primarily to a decreasing benefit from a registered investment company subsidiary. The long-term plan for the registered investment company remains under review. Depending on the outcome of the review and other factors, management anticipates its effective tax rate may be between 35.0 percent and 36.0 percent for 2001.

CREDIT QUALITY

Net loan charge-offs were $8.2 million and $3.6 million for the first quarters of 2001 and 2000, respectively. Net loan charge-offs for the fourth quarter of 2000 were $14.3 million.

Relationship loan net charge-offs were $6.3 million for the first quarter of 2001, compared with $2.5 million for the first quarter of 2000 and $5.0 million for the fourth quarter of 2000. First quarter syndicated non-relationship loan net charge-offs were $1.9 million, slightly higher than $1.1 million in the first quarter of 2000 and down significantly from $9.2 million for the fourth quarter of 2000.

As a percentage of average loans, annualized net charge-offs were 0.51 percent,
0.25 percent and 0.88 percent for the first quarters of 2001 and 2000 and the fourth quarter of 2000, respectively. Relationship loan net charge-offs were
0.40 percent of average relationship loans outstanding for the first quarter of 2001, compared with 0.19 percent for the first quarter of 2000 and 0.32 percent for the fourth quarter of 2000.

Total nonperforming assets (nonaccrual loans and ORE) were $53.8 million, or
0.83 percent of total loans and ORE, at March 31, 2001, compared with $32.8 million, or 0.53 percent, at March 31, 2000 and $62.5 million, or 0.96 percent, at December 31, 2000. From year-end 2000, nonperforming assets decreased 14 percent.

Total nonperforming relationship assets were $37.1 million, or 0.58 percent of total relationship loans and ORE, at March 31, 2001, compared with $29.4 million, or 0.52 percent, at March 31, 2000 and $39.5 million, or 0.62 percent, at December 31, 2000. While the corporation has experienced a moderate increase in relationship nonaccrual loans year-over-year, the level has dropped slightly since December 31, 2000 and does not contain any concentration of credits within a specific industry sector. Total syndicated non-relationship loans on nonaccrual status totaled $16.7 million at March 31, 2001 and consisted of four loans, one less than the five loans totaling $23.0 million at December 31, 2000.

City National recorded a provision for credit losses of $7.5 million for the first quarter of 2001, compared with no provision in the prior year quarter. The provision for credit losses in the fourth quarter of 2000 was $10.5 million. The provision for credit losses primarily reflects the levels of net loan charge-offs and nonaccrual loans, as well as management's ongoing assessment of the credit quality of the portfolio and the year-over-year growth of the loan portfolio.

CITY NATIONAL CORPORATION REPORTS NET INCOME UP 8 PERCENT TO $33.6 MILLION FOR FIRST QUARTER OF 2001

The allowance for credit losses at March 31, 2001 totaled $134.7 million, or
2.07 percent of outstanding loans. This compares with an allowance of $140.5 million, or 2.28 percent of outstanding loans, at March 31, 2000 and an allowance of $135.4 million, or 2.07 percent of outstanding loans, at December 31, 2000. The allowance for credit losses as a percentage of nonaccrual loans was 256 percent at March 31, 2001, compared with 434 percent at March 31, 2000 and 218 percent at December 31, 2000. Management believes the allowance for credit losses is adequate to cover risks inherent in the portfolio at March 31, 2001.

The provision for credit losses to be taken in the balance of 2001 will reflect management's assessment of the above factors, as well as the economic environment at each reporting date. Based on its current assessment of these factors, management anticipates that a provision for credit losses of approximately $30 million to $45 million may be required for all of 2001.

CAPITAL LEVELS

Total risk-based capital and Tier 1 risk-based capital ratios at March 31, 2001 were 11.35 percent and 8.33 percent, compared with the minimum "well-capitalized" capital ratios of 10 percent and 6 percent, respectively. The corporation's Tier 1 leverage ratio of 6.71 percent exceeded the regulatory minimum of 4 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios were 10.85 percent, 7.84 percent and 6.49 percent, respectively, at December 31, 2000.

STOCK REPURCHASE

Under the October 26, 2000 stock buyback program of one million shares, 291,700 shares, including 90,100 shares in the first quarter of 2001, have been repurchased at an average price of $33.02 per share. The shares purchased under the buyback program will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. Treasury shares at March 31, 2001 totaled 111,175 shares.

ABOUT CITY NATIONAL

City National Corporation is a publicly owned corporation with $8.9 billion in total assets whose stock is traded on the New York Stock Exchange under the symbol "CYN." The corporation's wholly owned subsidiary, City National Bank, is California's Premier Private and Business Bank(SM). City National Bank, which provides banking, trust and investment services, has 48 California offices located throughout Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo, Santa Clara and Ventura counties.

This news release contains forward-looking statements about the corporation for which the corporation claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

CITY NATIONAL CORPORATION REPORTS NET INCOME UP 8 PERCENT TO $33.6 MILLION FOR FIRST QUARTER OF 2001

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the corporation's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) an economic slowdown in California attributable to energy supply issues, a possible strike by writers and actors, or any other unforeseen events, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) increased competition in the corporation's market, (5) higher-than-expected credit losses and (6) possible changes in the plans for the registered investment company subsidiary.

For a more complete discussion of these risks and uncertainties, see the corporation's Annual Report on Form 10-K for the year ended December 31, 2000, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the `Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

Earnings Release
April 17, 2001
Page 9


CITY NATIONAL CORPORATION
--------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET (UNAUDITED)  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
--------------------------------------------------------------------------------------------------------------------------
                                                                                           MARCH 31,
                                                                        --------------------------------------------------
                                                                             2001               2000           % CHANGE
                                                                        ---------------    ----------------   ------------
Assets
      Cash and due from banks                                              $   423,366         $   381,763         11
      Securities                                                             1,567,734           1,196,531         31
      Federal funds sold                                                             -             285,000        N/M
      Loans (net of allowance for credit
          losses of $134,727 and $140,450)                                   6,370,363           6,023,566          6
      Other assets                                                             572,340             536,645          7
                                                                        ---------------    ----------------
          Total assets                                                     $ 8,933,803         $ 8,423,505          6
                                                                        ===============    ================

Liabilities and Shareholders' Equity
      Noninterest-bearing deposits                                         $ 2,956,454         $ 2,705,431          9
      Interest-bearing deposits                                              3,914,363           3,672,029          7
                                                                        ---------------    ----------------
          Total deposits                                                     6,870,817           6,377,460          8
      Federal funds purchased and securities sold
          under repurchase agreements                                          230,844             231,404          -
      Other short-term borrowed funds                                          663,125             829,549        (20)
      Subordinated debt                                                        130,879             123,500          6
      Other long-term debt                                                     144,177             130,000         11
      Other liabilities                                                        109,178              84,140         30
                                                                        ---------------    ----------------
          Total liabilities                                                  8,149,020           7,776,053          5
      Shareholders' equity                                                     784,783             647,452         21
                                                                        ---------------    ----------------
          Total liabilities and shareholders' equity                       $ 8,933,803         $ 8,423,505          6
                                                                        ===============    ================

      Book value per share                                                 $     16.46         $     13.64         21

      Number of shares at period end                                        47,674,170          47,453,386          -


CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
-------------------------------------------------------------------------------------------------------------------------
                                                                                 FOR THE THREE MONTHS ENDED
                                                                                        MARCH 31,
                                                                       --------------------------------------------------
                                                                            2001               2000           % CHANGE
                                                                       ---------------    ----------------   ------------
Interest income                                                           $   164,192          $ 142,067         16
Interest expense                                                              (59,275)           (49,820)        19
                                                                       ---------------    ----------------
Net interest income                                                           104,917             92,247         14
Provision for credit losses                                                    (7,500)                 -        N/M
                                                                       ---------------    ----------------
Net interest income after provision for credit losses                          97,417             92,247          6
Noninterest income                                                             31,261             24,243         29
Noninterest expense                                                           (76,604)           (69,085)        11
                                                                       ---------------    ----------------
Income before taxes                                                            52,074             47,405         10
Income taxes                                                                  (18,483)           (16,397)        13
                                                                       ---------------    ----------------
Net income                                                                $    33,591          $  31,008          8
                                                                       ===============    ================
Net income per share, basic                                               $      0.70          $    0.68          3
                                                                       ===============    ================
Net income per share, diluted                                             $      0.69          $    0.66          5
                                                                      ===============    ================
Dividends paid per share                                                  $      0.19          $    0.18          6
                                                                      ===============    ================


Cash net income                                                           $    37,532          $  33,900         11
                                                                      ===============    ================
Cash net income per share, basic                                          $      0.79          $    0.74          7
                                                                      ===============    ================
Cash net income per share, diluted                                        $      0.77          $    0.72          7
                                                                      ===============    ================

Shares used to compute per share net income, basic                         47,683,205         45,903,093

Shares used to compute per share net income, diluted                       48,834,775         46,895,543

Earnings Release
April 17, 2001
Page 10


CITY NATIONAL CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (UNAUDITED)  (DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------------
PERIOD END                                                                                              MARCH 31,
                                                                                  --------------------------------------------------
                                                                                        2001               2000          % CHANGE
                                                                                  ---------------    ----------------   ------------
Loans
      Commercial (a)                                                                 $ 2,939,893         $ 2,601,440        13
      Residential first mortgage                                                       1,288,132           1,224,343         5
      Real estate mortgage                                                             1,616,188           1,307,961        24
      Real estate construction                                                           437,431             421,639         4
      Installment                                                                         75,128              68,617         9
                                                                                  ---------------    ----------------
          Total relationship loans                                                     6,356,772           5,624,000        13
      Syndicated non-relationship (a)                                                    148,318             540,016       (73)
                                                                                  ---------------    ----------------
          Total loans                                                                $ 6,505,090         $ 6,164,016         6
                                                                                  ===============    ================

      (a) Commercial loans were $3,056,464 and syndicated non-relationship loans were $191,789 at December 31, 2000

Deposits
      Noninterest bearing                                                            $ 2,956,454         $ 2,705,431         9
      Interest-bearing, core                                                           2,361,811           2,511,399        (6)
                                                                                  ---------------    ----------------
          Total core deposits                                                          5,318,265           5,216,830         2
      Time deposits - $100,000 and over                                                1,552,552           1,160,630        34
                                                                                  ---------------    ----------------
          Total deposits                                                             $ 6,870,817         $ 6,377,460         8
                                                                                  ===============    ================

Credit Quality
      Nonaccrual loans and ORE  (b)
          Relationship loans                                                            $ 35,986            $ 28,988        24
          Syndicated non-relationship loans                                               16,743               3,342       401
                                                                                  ---------------    ----------------
                                                                                          52,729              32,330        63
      ORE                                                                                  1,094                 429       155
                                                                                  ---------------    ----------------
          Total nonaccrual loans and ORE                                                $ 53,823            $ 32,759        64
                                                                                  ===============    ================

      Relationship nonaccrual loans and ORE to total
      relationship loans and ORE                                                            0.58                0.52        12
      Total nonaccrual loans and ORE to total loans and ORE                                 0.83                0.53        57

      Loans past due 90 days or more on accrual status                                  $  8,847            $ 28,358       (69)
                                                                                  ===============    ================

      Restructured loans on accrual status                                              $  1,358            $  2,647       (49)
                                                                                  ===============    ================

      (b) Nonaccrual loans were $61,986 at December 31, 2000 including $38,974 of relationship loans and $23,012 of syndicated non-relationship loans


                                                                                              FOR THE THREE MONTHS ENDED
ALLOWANCE FOR CREDIT LOSSES                                                                            MARCH 31,
                                                                                  --------------------------------------------------
                                                                                         2001               2000          % CHANGE
                                                                                  ---------------    ----------------   ------------
Beginning balance                                                                     $ 135,435           $ 134,077          1
      Additions from acquisitions                                                             -               9,927        N/M
      Provision for credit losses                                                         7,500                   -        N/M
      Charge-offs  (c)
          Relationship loans                                                             (9,983)             (4,493)       122
          Syndicated non-relationship loans                                              (2,101)             (1,066)        97
                                                                                  ---------------    ----------------
                                                                                        (12,084)             (5,559)       117
      Recoveries, including $231 syndicated non-relationship loans in 2001                3,876               2,005         93
                                                                                  ---------------    ----------------
          Net charge-offs                                                                (8,208)             (3,554)       131
                                                                                  ---------------    ----------------
Ending Balance                                                                        $ 134,727           $ 140,450         (4)
                                                                                  ===============    ================

Net relationship charge-offs to average relationship loans (annualized)                   (0.40)%             (0.19)%      111
Total net charge-offs to average loans (annualized)                                       (0.51)              (0.25)       105

Allowance for credit losses to total loans                                                 2.07                2.28         (9)
Allowance for credit losses to nonaccrual loans                                          255.51              434.43        (41)


      (c) Charge-offs in the fourth quarter 2000 were $8,168 in relationship loans and $9,245 in syndicated non-relationship loans

Earnings Release
April 17, 2001
Page 11



CITY NATIONAL CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (UNAUDITED)  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 FOR THE THREE MONTHS ENDED
                                                                                                            MARCH 31,
                                                                                  --------------------------------------------------
                                                                                        2001               2000          % CHANGE
                                                                                  ---------------    ----------------   ------------
AVERAGE BALANCES
Loans
      Commercial                                                                     $ 2,993,047         $ 2,406,776         24
      Residential first mortgage                                                       1,291,176           1,207,907          7
      Real estate mortgage                                                             1,521,113           1,141,315         33
      Real estate construction                                                           469,052             377,433         24
      Installment                                                                         73,223              62,786         17
                                                                                  ---------------    ----------------
          Total relationship loans                                                     6,347,611           5,196,217         22
      Syndicated non-relationship                                                        174,103             544,126        (68)
                                                                                  ---------------    ----------------
          Total loans                                                                $ 6,521,714         $ 5,740,343         14
                                                                                  ===============    ================

Securities                                                                           $ 1,557,039         $ 1,208,883         29
Interest-earning assets                                                                8,116,541           7,006,420         16
Assets                                                                                 8,920,281           7,661,611         16
Core deposits                                                                          5,131,990           4,521,759         13
Deposits                                                                               6,786,666           5,676,364         20
Shareholders' equity                                                                     764,712             598,166         28

NONINTEREST INCOME
      Trust and investment fee revenue                                                  $ 13,673            $ 10,957         25
      Cash management and deposit transaction charges                                      6,548               5,557         18
      International services                                                               3,559               3,308          8
      Bank owned life insurance                                                              724                 621         17
      Other                                                                                5,023               3,572         41
                                                                                  ---------------    ----------------
          Subtotal - recurring                                                            15,854              13,058         23
      Gain (loss) on sale of loans and assets                                                757                   5        N/M
      Gain (loss) on sale of securities                                                      977                 223        338
                                                                                  ---------------    ----------------
          Total                                                                         $ 31,261            $ 24,243         29
                                                                                  ===============    ================

NONINTEREST EXPENSE
      Salaries and other employee benefits                                              $ 42,774            $ 38,851         10
                                                                                  ---------------    ----------------
      All Other
      Professional                                                                         5,764               5,385          7
      Net occupancy of premises                                                            6,344               4,805         32
      Information services                                                                 3,829               3,587          7
      Marketing and advertising                                                            2,581               2,703         (5)
      Depreciation                                                                         3,337               3,040         10
      Office services                                                                      2,210               2,066          7
      Amortization of goodwill                                                             3,206               2,258         42
      Amortization of core deposit intangibles                                             1,405               1,231         14
      Equipment                                                                              496                 465          7
      Acquisition integration                                                                  -               1,309        N/M
      Other operating                                                                      4,658               3,385         38
                                                                                  ---------------    ----------------
          Total all other                                                                 33,830              30,234         12
                                                                                  ---------------    ----------------
          Total                                                                         $ 76,604            $ 69,085         11
                                                                                  ===============    ================

SELECTED RATIOS
For the Period
      Return on average assets                                                              1.53%               1.63%       (6)
      Return on average shareholders' equity                                               17.81               20.85       (15)
      Net interest margin                                                                   5.40                5.47        (1)
      Efficiency ratio                                                                     55.32               57.82        (4)
      Dividend payout ratio                                                                26.22               25.53         3
      Cash return on average assets                                                         1.74                1.81        (4)
      Cash return on average shareholders' equity                                          26.21               28.31        (7)
      Cash efficiency ratio                                                                52.01               54.90        (5)

Period End
      Tier 1 risk-based capital ratio                                                       8.33                7.21        16
      Total risk-based capital ratio                                                       11.35               10.32        10
      Tier 1 leverage ratio                                                                 6.71                6.46         4

          (Released to Business Wire this date)
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